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                                                                 Exhibit 10(w)

GENESCO                                    Genesco Inc.
[LOGO]                                     Genesco Park, Suite 490
                                           P O Box 731
                                           Nashville, Tennessee 37202-0731
                                           615 367 7447
______________________________________________________________________________

                                           E. Douglas Grindstaff
                                           President and Chief Executive Officer



                                December 8, 1993



Mr. Thomas B. Clark
8220 Wikle Road East
Brentwood, Tennessee  37027


Dear Tom:

        Genesco Inc. (the "Company") is pleased to confirm your employment as executive vice president-administration and general counsel of the Company upon the terms and conditions hereinafter set forth:

        1. TITLE; DUTIES. You will be elected executive vice president and general counsel of the Company as soon as practicably possible after the date of your acceptance of this Agreement reporting directly to the chief executive officer. You will be responsible for the Company's legal, human resources, audit and security, public and investor relations and such additional areas of responsibility as may be assigned to you by the Company's chief executive officer and will be headquartered in the Company's executive offices in Nashville, Tennessee.

        2. TERM OF AGREEMENT; EFFECTIVE DATE. The term of this Agreement begins on the date you first assume your duties on a full-time basis (the "Effective Date"), which will be no later than February 1, 1994, and expires on the earlier to occur of (i) January 31, 1997, (ii) the date of your death or
(iii) the date of your discharge for Cause, unless extended upon a Change of Control as provided in Section 8 below; provided, however, that the provisions of Section 8 below shall remain in effect beyond the term of this Agreement in accordance with its terms.

        3. BASE SALARY. During the term of this Agreement, you will be entitled to receive a base salary at a rate of $20,833.33 a month. Your base salary will be reviewed annually on or before October 31, 1995 and October 31, 1996, at which time you will be considered for an increase based on the Company's operating results and financial condition and your individual performance and achievements, it being understood and agreed that any increase shall be in the sole discretion of the Committee.

        4. ANNUAL CASH BONUS. You will be eligible to receive a cash bonus with respect to each Fiscal Year in an amount up to 80% of the base salary paid to you during the Fiscal Year pursuant to the Company's management incentive compensation plan; provided, however, that a cash bonus of not less than $100,000 shall be payable with respect to Fiscal Years 1995 and 1996. Any annual bonus payable to you pursuant
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Mr. Thomas B. Clark
December 8, 1993
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to this Section 4 shall be determined and paid within ninety days after the end of the Fiscal Year.

        5. STOCK OPTION. The Committee will grant to you pursuant to the terms of the Stock Option Plan stock options to purchase a total of 75,000 shares of Genesco's common stock. The stock option grant will be made as soon as practicable after the date hereof. The incentive option will be for the maximum number of shares permitted under Section 422(d) of the Internal Revenue Code, and the remaining shares, if any, will be subject to a non-qualified option. The options will be for a term of 10 years and will be exercisable at the exercise price for 25,000 shares one year after the date of grant, for 50,000 shares two years after the date of grant and for the full 75,000 shares three years after the date of grant. The Committee will also consider granting to you an additional option for at least 25,000 shares on or before December 31, 1994, but the granting of any additional options and the number of shares subject to any such option shall be at the sole discretion of the Committee.

        6. OTHER EXECUTIVE BENEFITS. During the term of this Agreement, you will be entitled to participate in or receive benefits under all employee benefit plans and optional executive benefits and perquisites which are generally made available to the senior corporate officers of the Company.
Those currently include Company-paid life insurance, supplemental medical insurance, car allowance and tax and financial planning reimbursement. In lieu of the executive life insurance benefit currently provided corporate officers, the Company will pay future premiums on your Connecticut Mutual life insurance policy (No. 4700073) and will reimburse you for the pro rata portion of your annual premium paid August 17, 1993 in the amount of $5,250.

        7. CONTRACTUAL RESTRICTIONS. You represent to the Company that your employment by the Company and the performance of your duties hereunder will not violate or constitute a breach of any contractual restriction binding on you.

        8. CHANGE OF CONTROL. In the event of a Change of Control at any time while you are employed by the Company, you shall thereafter be employed for a term of three years from the date on which a Change of Control occurs (such three-year term following a Change of Control being referred to as the "Extended Term") and your employment by the Company thereafter shall be upon the following terms:

        (a) During the Extended Term you will be entitled to exercise such authority and perform such executive duties as are commensurate with those being performed by you immediately prior to the date on which a Change of Control occurs, such services to be performed primarily at the executive offices of the Company. During the Extended Term you will have the opportunity for base salary increases from time to time in accordance with the Company's regular compensation practices and will be eligible to participate on a reasonable basis in all bonus, stock option and other incentive compensation plans which provide opportunities for you to receive compensation equal to those available to you under the plans in which you were participating immediately prior to the date on which a Change of Control occurs. You will also be entitled to receive
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Mr. Thomas B. Clark
December 8, 1993
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        employee and fringe benefits equivalent to those to which you were entitled immediately prior to the date on which a Change of Control occurs.

            (b) In the event (i) the Company terminates your employment for any reason other than for Cause or (ii) the Company makes a significant change in the nature or significant reduction in the scope of your authority or duties from those exercised or performed by you immediately prior to the date on which a Change of Control occurs or otherwise breaches any provision of this Agreement in any material respect or (iii) you make a reasonable, good faith determination that, as a result of a Change of Control and changed circumstances thereafter significantly affecting your position, you are unable to exercise the authority or perform the duties of your position as contemplated in this Section 8, any of such events being referred to herein as a "Terminating Event," then you shall be relieved of any responsibility to perform your duties as an executive officer of the Company, and the Company shall nonetheless be obligated to pay to you your base salary through the end of the month in which the Terminating Event occurs, plus a cash bonus equal to one-half of the maximum annual bonus for which you would have been eligible for the Fiscal Year in which the Terminating Event occurs multiplied by a fraction, the numerator of which is the number of days from February 1 of such Fiscal Year to the date of the Terminating Event and the denominator of which is 365. During the remainder of the Extended Term following a Terminating Event
        (a) the Company shall pay you in monthly installments the sum of (i) an amount equal to the monthly base salary you were receiving at the time of the Terminating Event plus (ii) an amount equal to the average of the annual bonuses paid to you for the two Fiscal Years next preceding the Terminating Event (excluding any Fiscal Year in which no bonus was paid) divided by twelve, but in no event less than $8,333 per month if a Terminating Event occurs in Fiscal Year 1995 or 1996. You shall also continue to be entitled to all benefits and service credit for benefits under employee benefit plans of the Company during the remainder of the Extended Term as if you were still employed. To the extent that such benefits or service credit for benefits are not payable or provided under any plans to you, your dependents, beneficiaries or estate because you are no longer an employee of the Company, the Company shall itself pay or provide for payment of such benefits to you, your dependents, beneficiaries or estate.

            (c) You agree that there shall be no obligation on the part of the Company to provide any payments or benefits described in subsection 8(b) if, during the Extended Term that such payments are to be made or benefits to be provided, (i) you become employed by or are otherwise engaged or financially interested in any business which is competitive with any business of the Company or any of its subsidiaries in which the Company or any such subsidiary was engaged during your employment and (ii) such employment or competitive conduct or financial interest is likely to cause, or causes, material damage to the Company or any of its subsidiaries.

            (d) You agree that during and after the Extended Term you will not divulge or appropriate to your own use or to the use of others any secret or

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Mr. Thomas B. Clark
December 8, 1993
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        confidential information or knowledge pertaining to the
        business of the Company or any of its subsidiaries which you obtain during your employment by the Company.

                (e) If a Terminating Event occurs, you agree to make reasonable efforts to mitigate damages by seeking other employment; provided, however, that you will neither be required to accept a position of substantially different character than the position held by you with the Company immediately prior to the date on which a Change of Control occurs or a position which would cause you to violate your fiduciary duties to the Company or the terms of this Agreement nor be required to accept a position in a location which is unreasonable, given your personal circumstances. To the extent that you receive compensation or benefits or service credit for benefits from other employment, the payments and the benefits described in subsection 8(b) shall be correspondingly reduced.

                (f) If a Terminating Event occurs, you may elect, within sixty days after the date of such Terminating Event, to be paid a lump sum severance allowance, in lieu of the monthly payments and benefits described in subsection 8(b), in an amount which is equal to the lump sum present value, determined on a reasonable basis, of the sum of (i) the monthly base salary and bonus payments payable following a Terminating Event during the remainder of the Extended Term or for 24 calendar months, whichever is less, plus the pro rata share of any bonus which would have been payable for the Fiscal Year in which the Terminating Event occurs and (ii) the pension benefits you would have accrued under any qualified pension or retirement benefit plan maintained by the Company in which you would have been entitled to participate if you had remained in the employ of the Company for the remainder of the Extended Term or for 24 months, whichever is less. The present value of such lump sum payment shall be determined by discounting expected payments and benefits at a rate equal to the interest rate of 26-week Treasury Bills at the most recent auction as published in The Wall Street Journal. If you elect to receive a lump sum severance allowance, you will be under no duty to mitigate severance payments and will not be restricted from becoming employed by or otherwise engaged or financially interested in any competitive business as provided above.

                9. DEFINITIONS. The following terms and phrases used this Agreement shall have the meanings ascribed to them below:

                Agreement means this letter agreement dated December 8, 1993 between Thomas B. Clark and Genesco Inc.

                Board means the full board of directors of Genesco Inc.

                Cause means (i) a material failure to comply with the Company's policy on ethical business conduct in the course of employment by the Company, (ii) commission of a felony, (iii) any material failure to faithfully perform duties imposed as an employee of the Company or comply with the terms of this Agreement, (iv) failure to accept any office to which elected by the Board consistent with the provisions of this

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Mr. Thomas B. Clark
December 8, 1993
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Agreement, (v) a material failure to follow the expressed, lawful directives of the Board, (vi) the incurrence of any Disability or (vii) any other personal conduct which is substantially prejudicial or injurious to the interests of the Company.

        Change of Control means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change of control shall be deemed to have occurred if and when (i) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or (ii) individuals who were members of the board of directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors do not constitute a majority of the board of directors following such election.

        Committee means the compensation committee of the Board or such other committee which exercises substantially the same responsibilities delegated to the compensation committee on the date hereof.

        Company means Genesco Inc., a Tennessee corporation.

        Disability means inability to perform duties as a senior executive officer of the Company by reason of a medically determinable, physical or mental impairment which has lasted or can be expected to last for a continuous period of at least six months.

        Effective Date is defined in Section 2 of this Agreement.

        Extended Term is defined in Section 8 of this Agreement.

        Fiscal Year means the fiscal year of the Company ending January 31 (e.g., Fiscal Year 1994 is the fiscal year ending January 31, 1994).

        Stock Option Plan means the Company's 1987 stock option plan approved by shareholders of the Company on June 16, 1987, as subsequently amended and as may be amended in the future from time to time.

        Terminating Event is defined in Section 8.

        10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee applicable to contracts made and to be wholly performed within that State.

        11. NOTICES. Any notice required or permitted hereunder shall be either hand delivered or shall be sent by registered or certified mail, return receipt requested, addressed, if to Genesco to its corporate headquarters, attention of the

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Mr. Thomas B. Clark
December 8, 1993
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corporate secretary, and, if to you, to your residence address indicated above or to such other address as you may have previously designated for such purpose.

        12. ASSIGNMENT. You acknowledge that the services to be rendered by you pursuant to this Agreement are unique and personal and that you may not assign any of your rights or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor in interest to the Company by merger or consolidation or by assignment in connection with the sale of substantially all of the assets of the Company.

        13. ENTIRE AGREEMENT; AMENDMENT OR WAIVER. This Agreement sets forth the Company's entire offer of employment. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the Company which are not set forth expressly in this Agreement. No provision of this Agreement may be modified or waived, unless such waiver or modification is agreed to in writing and is signed by you and an executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision of this Agreement to be performed or observed by the other party shall be deemed a waiver of any other provision at the same time or the same or any other provision at any prior or subsequent time.

        Please confirm your acceptance of the Company's offer of employment upon the terms and conditions set forth in this Agreement by signing and returning to the Company the enclosed copy of this letter.


                                  Very truly yours,

                                  GENESCO INC.



                                   By  /s/ E. Douglas Grindstaff
                                       E. Douglas Grindstaff
                                       President and Chief Executive Officer

Confirmed and agreed:


/s/ Thomas B. Clark
Thomas B. Clark